MINERALS LEASE, SUBLEASE AND AGREEMENT

          THIS MINERALS LEASE, SUBLEASE AND AGREEMENT (“Agreement”) is dated and effective this 1st day of March, 2004 (“Effective Date”), by and between NEWMONT CAPITAL LIMITED, a Nevada corporation (“Newmont”), and QUINCY RESOURCES, INC., a Nevada corporation (“Quincy”).

RECITALS

          A.           Newmont leases and subleases certain patented and unpatented mining claims described in Exhibit A attached hereto (the “Leased Claims”). Newmont controls under an Option and Purchase Agreement, dated April 15, 1999 between Western United Mines, Inc. and the Seven Troughs Joint Venture (the “Option Agreement”), certain patented mining claims described in Exhibit B attached hereto (the “Option Claims”). Newmont owns those unpatented and patented mining claims described in Exhibit C (the “Owned Claims”). The Leased Claims, Option Claims and Owned Claims are collectively referred to herein as the “Newmont Property.”

          B.            Newmont desires to lease, sublease, or assign to Quincy, and Quincy desires to lease, sublease or otherwise acquire from Newmont, Newmont’s interest in the Newmont Property subject to the terms and conditions of this Agreement.

          THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, Newmont and Quincy agree as follows:

AGREEMENT

          1.          Grant.

                       (a)          Newmont leases exclusively to Quincy, until this Agreement is terminated, all of Newmont’s right, title and interest in and to the Owned Claims, subject to the terms of this Agreement.

                       (b)          Newmont subleases exclusively to Quincy, until this Agreement is terminated, all of Newmont’s right, title and interest in the Leased Claims, subject to the terms and conditions of those leases and subleases referenced in Exhibit A (the “Leases”), and the terms of this Agreement. Subject to the terms of this Agreement, Quincy assumes, and shall be solely responsible for satisfying, all obligations under the Leases, including, but not limited to maintaining insurance with the lessor as a named insured as required by Section 9.1(h) of the Robinson Seven Troughs Mineral Lease and Sublease Agreement dated January 1, 1999 between John M. Robinson and the Seven Troughs Joint Venture, as amended (“Robinson Lease”), and indemnifying the lessor in accordance with Section 11 of the Robinson Lease.

                       (c)          Concurrently with the execution of this Agreement, Newmont and Quincy shall execute an Assignment in the form of Exhibit D attached hereto, whereby Newmont will assign to Quincy all of its right, title and interest in the Option Agreement, subject to the terms of this Agreement, the Assignment, and the Option Agreement.

          2.          Work Commitment.

                       (a)          Subject to Quincy’s right to terminate this Agreement pursuant to Section 11 below, Quincy shall make Expenditures (defined below) in the total amount of five million dollars ($5,000,000.00) in accordance with the following schedule:

Due Date	Expenditure Amount

On or before September 1, 2005		$500,000.00
On or before September 1, 2006	An additional	$650,000.00
On or before September 1, 2007	An additional	$850,000.00
On or before September 1, 2008	An additional	$1,250,000.00
On or before September 1, 2009	An additional	$1,750,000.00

Quincy’s obligation to make five hundred thousand dollars ($500,000.00) in Expenditures on or before September 1, 2005 is a firm commitment, which shall survive any termination of this Agreement.

Excess Expenditures during any period specified above shall be carried forward and credited against Expenditures required in the subsequent period or periods. If Quincy fails to make the required Expenditures during any specified period, it shall pay to Newmont in cash, within 30 days after the end of that period, one hundred and fifty percent (150%) of the amount of such deficit. Upon Newmont’s receipt of that payment, Quincy shall be deemed to have satisfied the Expenditure requirement for that period.

                       (b)          For purposes of this Agreement, “Expenditures” shall mean the expenses incurred by Quincy in ascertaining the existence, location, quantity, quality or commercial value of a deposit of Minerals on or within the Newmont Property, including reclamation of such activities (“Exploration Work”), described below. For purposes of this Agreement, “Minerals” shall mean any and all metals, minerals and mineral rights of whatever kind and nature, which are included in the Newmont Property.

                                   (i)          Actual field salaries and wages (or the allocable portion thereof), including benefit costs and payroll taxes, of employees or contractors of Quincy actually performing Exploration Work;

                                   (ii)          Costs and expenses for the use of machinery, facilities, equipment and supplies required for Exploration Work;

                                   (iii)        Travel expenses and transportation of employees and contractors, materials, equipment and supplies reasonably necessary for the conduct of Exploration Work;

                                   (iv)         All payments to contractors for Exploration Work;

                                   (v)          Costs of assays, or other costs incurred to determine the quality and quantity of minerals on or within the Newmont Property;

                                   (vi)         Costs incurred to obtain permits, rights of way and other similar rights as may be incurred in connection with Exploration Work;

                                   (vii)        Costs and expenses of performing feasibility or other studies to evaluate the economic feasibility of mining on the Newmont Property;

                                   (viii)       All taxes levied against the Newmont Property and paid by Quincy and the cost of any reclamation bonds required to be posted for reclamation of disturbance associated with Exploration Work; and

                                   (ix)         All land holding costs or fees and other necessary expenditures made to preserve in good standing the status and title of the Newmont Property. Land holding costs that qualify as Expenditures include annual payments made to maintain the Option Agreement in effect pursuant to Section 4.2 thereof, but do not include any payments made to exercise the option under Section 2 of the Option Agreement.

                       (c)          If Quincy is prevented from completing any reasonable Expenditures to satisfy an obligation under Section 2(a) above by a force majeure (the “Affected Obligation”), the Affected Obligation shall be suspended and Quincy shall not be deemed in default or liable for damages or other remedies as a result thereof for so long as Quincy is prevented from complying with the Affected Obligation by the force majeure. For purposes of this Section 2, “force majeure” shall mean any matter (whether foreseeable or unforeseeable) beyond Quincy’s reasonable control, including but not limited to: acts of God, unusually inclement weather, acts of war, insurrection, riots or terrorism, strikes, lock-outs or other labor disputes; inability to obtain necessary materials or obtain permits, approvals or consents within a reasonable time; damage to, destruction of, or unavoidable shut-down of necessary facilities or equipment; provided, that Quincy shall promptly notify Newmont in writing of the existence of any event of force majeure, and shall exercise diligence and reasonable efforts to remove or overcome the cause of such inability to undertake the Affected Obligation.

           3.         Cash Payment. Upon execution of this Agreement, Quincy shall pay to Newmont twenty-five thousand dollars ($25,000.00) in cash, by certified check or wire transfer, as reimbursement for Newmont’s payment of the advance minimum royalty payment due January 1, 2004 to John M. Robinson, pursuant to the Robinson Lease.

          4.          Contingent Cash Payment. At any time following Quincy’s completion of two million five hundred thousand dollars ($2,500,000.00) in Expenditures, Newmont may elect to receive a cash payment in lieu of electing the Venture Option under Section 8 below (“Cash Option”). Newmont may elect the Cash Option by delivering written notice to Quincy. Within sixty (60) days after Newmont delivers such notice, the parties shall take the following action: (i) Quincy shall pay to Newmont, in cash, an amount equal to eighty-five percent (85%) of the Expenditures Quincy has completed as of the date Newmont delivers its notice; provided that such payment to Newmont shall not exceed five million five hundred thousand dollars ($5,500,000.00); (ii) subject to obtaining necessary landowner consents, Newmont and Quincy shall execute, and Newmont shall deliver to Quincy, a quit claim deed and assignment in the form of Exhibit F, conveying to Quincy all of Newmont’s interest in the Newmont Property, and (iii) Quincy shall execute and deliver to Newmont a royalty deed in the form of Exhibit G, conveying to Newmont a royalty on all minerals produced from the Property; and (iv) the parties shall terminate in writing this Agreement.

           5.          Representations and Warranties.

                       (a)          Newmont represents and warrants that (i) except as referenced in Exhibits A, B and C hereto, it has not encumbered, mortgaged or conveyed its interest in the Newmont Property, including but not limited to conveying any royalty interest therein; and (ii) it has no knowledge of any pending litigation or other claims challenging its title to the Newmont Property.

                       (b)          Each party represents and warrants to the other parties that it is in good standing under the laws of the jurisdiction in which it is incorporated, and that it has all the requisite power, right and authority to enter into this Agreement, to perform its obligations under this Agreement, and to commit to this Agreement. The execution and delivery of this Agreement, and the consummation of the obligations, indemnities and payments provided herein have been duly and validly authorized by all necessary corporate or company action on the part of each party.

          6.           Area of Interest. For purposes of this Agreement, the Area of Interest is defined as all lands within one-half mile of the exterior boundaries of the Newmont Property. The Newmont Property and any interest or right that Quincy now owns or hereafter acquires within the Area of Interest are collectively referred to herein as the “Property.”

           7.          Feasibility Study. After completion of two million five hundred thousand dollars ($2,500,000.00) in Expenditures, and prior to commencing production of Minerals from any part of the Property, Quincy shall prepare and deliver to Newmont a notice that includes: (i) a Positive Feasibility Study, as defined in Exhibit E hereto covering the property on which Quincy intends to commence production, (ii) all factual data relating to the Newmont Property and Area of Interest not previously provided to Newmont, and (iii) a detailed summary of all Expenditures made by Quincy from the date of this Agreement through the date of completion of the Positive Feasibility Study.

          8.          Option.

                       (a)          Newmont shall have an option to enter into a venture agreement with Quincy (the “Venture Option”) covering the Property, including any subsequently acquired interests within the Area of Interest (collectively, the “Venture Property”). Newmont may exercise the Venture Option as follows:

                                   (i)          At any time during the term of this Agreement, prior to Quincy delivering to Newmont a complete notice, pursuant to Section 7 above, Newmont may elect the Venture Option by notifying Quincy in writing of such election. Within thirty (30) days after delivery of such notice, Quincy shall deliver to Newmont all factual data not previously provided to Newmont relating to the Newmont Property and Area of Interest, and a detailed summary of all Expenditures made from the date of this Agreement through the date of delivery of Newmont’s election notice. As its initial contribution under the Venture Agreement (defined below), Newmont shall: (a) on the effective date of the Venture Agreement (defined below), pay to Quincy in cash, an amount equal to thirty percent (30%) of the Expenditures made by Quincy through the date of delivery of Newmont’s election notice, and (b) pay all future Venture expenditures up to an amount equal to one hundred fifty percent (150%) of those Expenditures.

                                   (ii)         If Newmont fails to elect the Venture Option under Section 8(a)(i) above, it may exercise the Venture Option by delivering written notice to Quincy within one hundred twenty (120) days after delivery by Quincy of a complete notice under Section 7 above. As its initial contribution under the Venture Agreement, Newmont shall (a) on the effective date of the Venture Agreement, pay to Quincy, in cash, an amount equal to one hundred percent (100%) of the Expenditures made by Quincy through the date of completion of the Positive Feasibility Study, and (b) pay all future Venture expenditures up to an amount equal to one hundred fifty percent (150%) of those Expenditures.

During completion of its initial contribution under either Section 8(a)(i) or 8(a)(ii), Newmont shall have complete discretion to determine the location, extent and timing of all work, provided that Newmont will complete the work and Expenditures necessary to complete its earn-in with reasonable diligence.

                                   (iii)        If Newmont elects the Venture Option under this Section 8(a), Quincy shall contribute, as its initial contribution, all of its right, title and interest under this Agreement and the Assignment, and any other interests it holds in the Newmont Property or Area of Interest, which interests shall be held by the Venture. Upon execution of the Venture Agreement, this Agreement shall be terminated.

                       (b)          If Newmont elects to exercise the Venture Option under this Section 8, Newmont and Quincy shall, within ninety (90) days of Newmont’s delivery of its election notice, negotiate in good faith and enter into a venture agreement (the

“Venture Agreement”), covering the Venture Property and replacing this Agreement, which will generally follow the form of Rocky Mountain Mineral Law Foundation, Form 5, and will include the following terms, in addition to those set forth in Section 8(a):

                                   (i)          The initial participating interests of Newmont and Quincy shall be fifty-one percent (51%) and forty-nine percent (49%), respectively.

                                   (ii)         Newmont shall be the manager of the Venture so long as it maintains a fifty percent (50%) or greater participating interest in the Venture. The manager of the Venture shall earn a management fee from the Venture of (i) ten percent (10%) of the Venture exploration expenditures during exploration (except for invoices exceeding $50,000.00, in which case the fee would be five percent (5%) for the amount over $50,000.00), (ii) five percent (5%) of Venture development expenses during mine development, and (iii) seven dollars ($7.00) per ounce of gold produced from the Venture Property during production. After production commences, the seven dollars ($7.00) per ounce management fee will be adjusted to reflect the manager’s actual cost experience, so that the manager makes neither a profit nor loss from being manager.

                                   (iii)        A management committee shall be formed, consisting of two representatives from each Venture party. The management committee members shall have voting rights in proportion to the parties’ respective participating interests. Upon completion of Newmont’s initial contribution, the manager shall present work programs and budgets to the management committee for approval. In the event of a tie vote, the manager shall have the deciding vote.

                                   (iv)         After Newmont’s completion of its initial contribution as prescribed in Section 8(a), the parties shall be required to fund future Venture expenditures in proportion to their participating interests. If either party elects not to contribute its proportionate share to an approved program and budget, once joint funding commences, such party’s participating interest shall be subject to straight-line dilution, based upon the formula contained in the definitive Venture Agreement. If either party elects to contribute to an approved program and budget, but fails to make such contribution, the amount of dilution shall be twice the amount that would have occurred if the defaulting party initially elected not to contribute. In the event that either party’s participating interest is diluted to below ten percent (10%), it shall relinquish its participating interest to the other party, in return for a three percent (3%) net smelter returns royalty, as defined in Exhibit G to this Agreement, less the underlying royalties described in Section 2(b) of Exhibit G, provided that the royalty payable shall not be less than one and one-half percent (1.5%).

                                   (v)          The environmental indemnifications of Quincy under Section 16 of this Agreement shall cease with respect to the participating interest in the Newmont Property acquired by Newmont pursuant to the Venture Option, but shall otherwise survive under the Venture Agreement.

                                   (vi)         If, after execution of the Venture Agreement, any party subsequently acquires any interest in real property within the Area of Interest, it shall notify the other party, and such other party shall have the option to have such property included as part of the Venture Property, upon payment of its proportionate share of the acquisition costs.

                                   (vii)        In the event Quincy decides to sell, transfer or assign its interest in the Venture, Newmont shall have a right of first offer under terms similar to those set forth in Section 12 below.

                                   (viii)       The Venture shall have the obligation to maintain the Property in good standing and shall be solely responsible for all future permitting and bonding for activities on the Property.

                       (c)          If Newmont fails to elect the Venture Option within the time-frame specified in Section 8(a)(ii) and has not previously elected the Cash Option, Newmont shall be deemed to have elected the Cash Option and the parties shall, within sixty (60) days after the one hundred twenty (120) day notice period referenced in Section 8(a)(ii), take the actions set forth in Section 4 above. In such event, the cash payment required under Section 4(i) shall be calculated based on the Expenditures that Quincy has completed as of the date that the 120 day notice period expires. Unless the Venture Option is exercised, all mineral production from the Property shall be subject to the royalty set forth in the Royalty Deed referenced in Section 4 above.

           9.          Property Maintenance.

                       (a)          Until January 1, 2006, and for so long thereafter as this Agreement remains in effect, Quincy shall make such payments and filings, and conduct such assessment work, as are necessary to keep the Newmont Property in good standing, including, but not limited to payment of property taxes and any taxes relating to Quincy’s operations on the Newmont Property, payment of federal maintenance or rental fees for the Claims, satisfying any federal and state filing requirements for maintaining the unpatented mining claims in good standing, and satisfying all requirements and payments under the Leases and Option Agreement.

                       (b)          Upon making any payment or filing to maintain the Newmont Property, Quincy shall promptly deliver to Newmont a copy of the documents that were filed and written evidence of any payment that was made. Quincy shall satisfy all federal and state requirements to maintain the unpatented mining claims included in the Newmont Property, and deliver to Newmont written documentation of such satisfaction, at least 45 days prior to the legal deadline (whether required by statute, regulation, contract or otherwise) for satisfying such requirement. Without limiting the foregoing, all federal maintenance or rental fee payments or assessment work required to maintain the unpatented mining claims identified in Part 1 of Exhibit A shall be made or completed at least 45 days prior to July 1 of each year. If Newmont has not received such documentation by such time, Newmont may, but has no obligation to, satisfy such requirement(s), and Quincy shall promptly reimburse Newmont for the amount of any payment made by Newmont, and any related costs, plus fifteen percent (15%) of the amount of those payments and costs.

          10.         Reporting. Quincy shall provide to Newmont semi-annual reports of all activities and operations conducted on or in connection with the Newmont Property and Area of Interest pursuant to this Agreement, together with copies of all factual data generated as a result of those activities or operations. Those reports shall be provided to Newmont by August 1 and February 1 of each calendar year. Each biannual report shall include details of: (i) the preceding six months’ activities and operations with respect to the Newmont Property and Area of Interest; (ii) exploration and ore reserve data for the previous six months; and (iii) a summary of anticipated activities for the upcoming six months. The semi-annual report required to be delivered by February 1 of each year shall be accompanied by digital factual data generated during the previous calendar year, to the extent the data exists in such format. Upon formation of a Venture, pursuant to Section 8 of this Agreement, work reports shall be prepared monthly, as directed by the management committee formed pursuant to the Venture Agreement. Reports due pursuant to this Section 10 shall be sent to:

Newmont Mining Corporation
337 W. Commercial Street
Elko, Nevada 89801
Attn: Exploration Manager
Telecopier No.: (775) 738-8506
Telephone No.: (775) 738-2500

Newmont may change such address from time to time by notice to Quincy.

           11.         Termination.

                       (a)          Subject to its obligation under Section 9 above to maintain the Newmont Property in good standing until January 1, 2006, which obligation shall survive any prior termination of this Agreement, Quincy may, at any time after completion of Five Hundred Thousand Dollars ($500,000) in Expenditures in accordance with the schedule set forth in Section 2(a) above, terminate this Agreement upon (i) providing Newmont 60 days written notice, and (ii) surrendering the property to Newmont free and clear of any encumbrances.

                       (b)          If Quincy defaults on any of its obligations under this Agreement, including, but not limited to its obligations under Sections 2 and 13, Newmont may give Quincy written notice thereof and specify the default or defaults relied on. If Quincy has not begun to cure any such default, other than a default that may be satisfied by cash payment, within 30 days from the date of delivery of such notice and completely cured such default within a reasonable time thereafter, Newmont may terminate this Agreement by written notice to Quincy. As to any default that may be cured by cash payment, including but not limited to rentals, advance royalties, payments to maintain the

Newmont Property free of all liens or encumbrances, payments to make up for Expenditure deficiencies under Section 2(a), or any payments under Section 13(b), Newmont may terminate this Agreement if Quincy has not fully satisfied such payment obligation within 30 days of delivery of Newmont’s notice of default. Such termination by Newmont shall not affect Newmont’s rights to seek any other remedies under this Agreement.

                       (c)          Upon any termination of this Agreement, Quincy shall (i) surrender the Newmont Property to Newmont, and shall deliver to Newmont a written instrument or instruments, in a form appropriate for recording and acceptable to Newmont, further evidencing termination of this Agreement and reconveyance of the Newmont Property, (ii) satisfy all requirements to maintain the Newmont Property in good standing through 90 days after the effective date of termination, including, but not limited to payment of any property taxes, and any filings and payments necessary to maintain the Claims or Leases that would become due during that period, (iii) pay to Newmont in cash, an amount equal to all unpatented mining claim maintenance fees, assessment work requirements and real property taxes that will be due to the Bureau of Land Management or Pershing County for the Leased Claims during the calendar year in effect on the effective date of termination; (iv) provide to Newmont copies of all factual data obtained by Quincy in conducting activities or operations on the Newmont Property, not already provided to Newmont, and (v) promptly reclaim all disturbance caused by its activities on the Newmont Property in accordance with applicable statutory and regulatory requirements, unless Newmont agrees in writing to assume such reclamation obligations and relieve Quincy of the performance thereof. Quincy shall have an obligation to reconvey to Newmont its interest in the Option Claims and Option Agreement under this Section 11, unless Quincy has exercised its Option to purchase the Option Claims under Section 2 of the Option Agreement prior to any notice of default or termination under this Section 11.

           12.         Transfer of Interests, Right of First Offer.

                       (a)          If Quincy intends to transfer all or any part of its interest in this Agreement or the Property (the “Offered Property”), Quincy shall promptly notify Newmont. This notice shall specifically identify the Offered Property and shall state the price and all other pertinent terms and conditions of the intended transfer, on such terms as Quincy is willing to accept, which shall be for monetary consideration only. Quincy shall include with such notice all factual data in its possession pertaining to the Offered Property that was not previously provided to Newmont. Newmont shall have 30 days from the date such notice is delivered to notify Quincy whether it elects to acquire the Offered Property at the same price and on the same terms as set forth in the notice. If Newmont does elect to acquire the Offered Property, such closing shall occur within 30 days after notice of such election is delivered to Quincy. If Newmont fails to provide Quincy with notice of its election to acquire the Offered Property within such 30 days, such failure shall be deemed to be an election to not acquire the property. If Newmont elects to not acquire the Offered Property, Quincy shall have 180 days following the expiration of such period to complete the transfer of the entire Offered Property to a third party at a price and on terms no less favorable to Quincy than those set forth in its notice to Newmont. Such transfer may be made only if the transferee agrees in writing with Newmont to assume Quincy’s obligations under this Agreement with respect to the transferred interests; provided, however, no transfer of any interest in the Newmont Property or this Agreement shall relieve Quincy of its obligations under this Agreement, unless Newmont otherwise agrees in writing, which agreement shall not be unreasonably withheld. This restriction applies to any subsequent transfer by any successor to Quincy (including, but not limited to any Affiliate or successor by merger). Quincy shall be entitled to sell the Offered Property for non-cash consideration only where such consideration has a monetary value equal to or greater than the cash price at which the Offered Property was offered to Newmont. If Quincy fails to complete the transfer of the entire Offered Property to a third party within that period, Newmont’s right of first refusal in the Offered Property shall be revived. Any subsequent proposal by Quincy to transfer the Offered Property, or any part thereof, shall be conducted in accordance with all of the procedures set forth in this Section. This obligation will apply to Quincy and any successor (including Affiliates or successor by merger), but shall not apply to (i) any equity offering made by Quincy, (ii) any full or partial sale of Quincy made other than to circumvent this restriction, (iii) a transfer to a wholly-owned Affiliate, or (iv) a Venture to which Quincy is a party, provided that the acquiring party shall agree in writing with Newmont to assume Quincy’s obligations under this Agreement or any other agreement hereunder, as to the transferred interest. For purposes of this Agreement, “Affiliate” means any person, partnership, limited liability company, venture, corporation, or other form of enterprise which Controls, is Controlled by or under common Control with Quincy. The terms “Control” used as a verb means the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through (i) the legal or beneficial ownership of voting securities or membership interests; (ii) the right to appoint managers, directors or corporate management; (iii) contract; (iv) operating agreement; or (v) voting trust. The term “Control” used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers.

                       (b)          Newmont may sell, transfer or assign any of its interests in the Newmont Property or this Agreement, provided that the purchaser, transferee or assignee agrees in writing to assume Newmont’s obligations under this Agreement relating to the transferred interest.

           13.         Standard of Conduct; Environmental Compliance.

                       (a)          All activities conducted by, or on behalf of Quincy pursuant to this Agreement, shall be in compliance with the laws and regulations of the United States, the State of Nevada, and any local governmental entity with jurisdiction over the Newmont Property or activities thereon, including, but not limited to any laws or regulations regarding environmental protection or reclamation of the Property. Quincy shall provide Newmont with satisfactory evidence of such compliance upon Newmont’s request. All operations under this Agreement shall be conducted in a good and workmanlike manner in accordance with generally accepted mining practices.

                       (b)          Prior to conducting or authorizing surface disturbing work overlying any part of the Newmont Property, Quincy shall (i) obtain and deliver to Newmont aerial photographs of the Newmont Property documenting the physical condition of the Newmont Property and overlying surface, with the timing and extent of such photography to be coordinated with Newmont’s Environmental Department, and (ii) post with Newmont (in addition to any financial sureties required by State or Federal law), cash, bond or other financial surety acceptable to Newmont, with Newmont as beneficiary or co-beneficiary, in an amount equal to Fifty Thousand Dollars ($50,000.00), which will allow Quincy to disturb up to ten (10) acres of surface overlying the Newmont Property. Thereafter, Quincy shall post with Newmont cash or a bond acceptable to Newmont, in an amount of Five Thousand Dollars ($5,000.00) for each additional acre of surface overlying the Newmont Property that will be disturbed. The amount of the financial surety to be posted with Newmont shall be reviewed annually to ensure there is a sufficient amount to cover the full costs of reclamation. To the extent such surety is inadequate, the per-acre amount of such surety shall be adjusted upward to reflect actual projected reclamation costs. Reclamation of disturbance on any fee lands within the Newmont Property shall be generally consistent with State of Nevada and Bureau of Land Management standards (whichever is stricter). Once reclamation is completed to Newmont’s satisfaction, Newmont shall return such sureties to Quincy. Newmont shall not pay interest on any such surety.

                       (c)          Quincy shall provide to Newmont a copy of any permit application or other permitting documents relating to activities or operations on the Newmont Property prior to submission to the applicable government entity, and Newmont shall have at least 30 days to review and comment on the same prior to its submission to the agency.

                       (d)          Should any unpermitted discharge, leakage, spillage, release, emission or pollution of any type occur upon, to or from the Newmont Property due to Quincy’s activities or possession, Quincy, at its sole expense, shall promptly clean and restore the Newmont Property to standards equal to or exceeding the standards adopted or required by any governmental body having jurisdiction over the Newmont Property and the overlying surface.

                       (e)          Newmont shall be solely responsible for completing all obligations under the Bureau of Land Management Notice of Intent N63232 relating to existing disturbance on the Newmont Property. Quincy shall not conduct any activities on the Newmont Property under existing permits, and shall be solely responsible for obtaining the necessary governmental authorizations to conduct its activities on the Newmont Property.

           14.         Audit and Inspection.

                       (a)          Newmont shall be entitled to enter the Newmont Property and the Area of Interest for purposes of inspecting any of Quincy’s operations, facilities or structures at reasonable times, upon reasonable advance notice, provided that Newmont shall so enter at its own risk and shall indemnify and hold Quincy and its affiliates harmless against and from any and all loss, cost, damage, liability and expense (including but not limited to reasonable attorneys fees and costs) by reason of injury to Newmont or its agents or representatives, or damage to or destruction of any property of Newmont or its agents or representatives while on the Newmont Property or Area of Interest, or in such workings, facilities and structures, except to the extent that such injury, damage, or destruction is a result, in whole or in part, of the negligence of Quincy.

                       (b)          Newmont shall not, without the prior written consent of Quincy, which shall not be unreasonably withheld, knowingly disclose to any third party data or information obtained pursuant to this Agreement which is not generally available to the public; provided, however, Newmont may disclose data or information so obtained without the consent of Quincy: (i) if required for compliance with laws, rules, regulations or orders of a governmental agency or stock exchange; (ii) to any of Newmont’s contractors or consultants; (iii) to any third party to whom Newmont, in good faith, anticipates selling or assigning Newmont’s interest in the Newmont Property or this Agreement; (iv) to a prospective lender; (v) to a party which Newmont or an Affiliate contemplates a merger, amalgamation or other corporate reorganization, provided, however, that any such third party to whom disclosure is made has a legitimate business need to know the disclosed information, and shall first agree in writing to protect the confidential nature of such information to the same extent Newmont is obligated under this subsection.

                       (c)          If Newmont determines that activities or operations being conducted on the Newmont Property or overlying surface are in material non-compliance with applicable laws, regulations, ordinances or permits, Newmont may provide notice to Quincy, and Quincy shall immediately begin and promptly complete corrective action to bring such activities or operations into compliance. If, after receiving such notice, Quincy does not promptly take corrective actions to Newmont’s satisfaction, Newmont may, but has no obligation to, take such actions as it deems necessary to bring Quincy’s operations into compliance, including, but not limited to taking over operational control of Quincy’s operations. Quincy shall thereafter pay to Newmont one hundred fifty percent (150%) of Newmont’s costs for such actions.

          15.         Property As Is. Quincy acknowledges that it has been given full access to the Newmont Property for its due diligence review. Quincy acknowledges that the Newmont Property may have environmental and physical conditions related to prior mineral exploration or mining activities, including, but not limited to pits, adits, shafts and roads. Prior to entering into this Agreement, Quincy has investigated the Newmont Property, including the environmental conditions on that property and the overlying surface, to their satisfaction. Quincy is acquiring the interests in the Newmont Property hereunder “as is” without warranty of any kind as to the condition, suitability or useability of the Newmont Property for any purpose, or the ability to obtain any necessary permits or authorizations to access or mine the Newmont Property. The parties intend that this “as is” provision shall be effective specifically with respect to environmental conditions, and any and all common law or statutory claims with respect thereto. Quincy assumes the risk of any environmental contamination, hazardous substances and other conditions on or related to the Newmont Property and overlying surface.

          16.         Indemnities. Quincy shall fully indemnify, defend, release and hold harmless Newmont, its affiliates and successors, and their officers, directors, agents, and employees from and against all loss, costs, penalties, expense, damage and liability (including without limitation, loss due to injury or death, reasonable attorneys fees, expert fees and other expenses incurred in defending against litigation or administrative enforcement actions, either pending or threatened), arising out of or relating to any claim or cause of action relating in any way to conditions, operations or other activities, whether known or unknown, at, or in connection with, the Newmont Property, the Option Agreement or the Leases, including, but not limited to, any environmental conditions, regardless of whether such conditions were created before or after the date of this Agreement, which arise in whole or in part under any federal, state or local law, now existing or hereafter enacted, adopted or amended, including, without limitation, any statutory or common law governing liability to third parties for personal injury or property damage. This indemnity shall survive termination of this Agreement with respect to any liabilities relating to or arising from any activities conducted by or on behalf of Quincy.

           17.         Liens. Quincy shall keep the Newmont Property free of all encumbrances, adverse claims and liens, including, but not limited to, any mortgages, deeds of trust or liens for labor or materials furnished to it in its operations hereunder.

          18.         Insurance.

                       (a)          Quincy shall carry at all times during the term of this Agreement, with insurance companies selected by Quincy and acceptable to Newmont, the following minimum insurance coverages:

                                   (i)          Workers compensation insurance as required by law;

                                   (ii)         Employer’s liability insurance with minimum limits of one million dollars ($1,000,000) for all personal injuries or death resulting from any accident or occupational disease;

                                   (iii)        Commercial General Liability and/or Umbrella Liability insurance with a limits of not less than five million dollars ($5,000,000) each occurrence covering bodily injury to or death of persons and/or loss of or damage to property; and

                                   (iv)        Automobile liability insurance, covering all owned, non-owned and hired vehicles in the amount of not less than one million dollars ($1,000,000) per each occurrence.

                       (b)          Policies providing coverage under this Agreement shall not be subject to cancellation or material change, except on 30 days written notice to Newmont.

                       (c)          Newmont shall be named as an additional insured on the commercial general liability policies providing coverage under this Agreement.

          19.         General Provisions.

                       (a)          Notice. All notices or other communications to either party shall be in writing and shall be sufficiently given if (i) delivered in person, (ii) sent by electronic communication, with confirmation sent by registered or certified mail, return receipt requested, or (iii) sent by registered or certified mail, return receipt requested. Subject to the following sentence, all notices shall be effective and shall be deemed delivered (i) if by personal delivery, on the date of delivery, (ii) if by electronic communication, on the date of receipt of the electronic communication, and (iii) if by mail, on the date of delivery as shown on the actual receipt. If the date of such delivery or receipt is not a business day, the notice or other communication delivered or received shall be effective on the next business day (“business day” means a day, other than a Saturday, Sunday or statutory holiday observed by banks in the jurisdiction in which the intended recipient of a notice or other communication is situated.) A party may change its address from time to time by notice to the other party as indicated above. All notices to Newmont shall be addressed to:

                      Newmont Mining Corporation
                      1700 Lincoln Street, Suite 3600
                      Denver, CO 80203
                      Attn: Land Department
                      Telecopier No.: (303) 837-5851

                      With a copy to:

                      Newmont Capital Limited
                      427 Ridge Street, Suite C
                      Reno, Nevada 89501
                      Attn: Royalty Land Manager
                      Telecopier No.: (775) 784-8185

All notices to Quincy shall be addressed to:

                      Quincy Resources Inc.
                      309 Center Street
                      Hancock, Michigan 49930
                      Attn: Dan Farrell
                      Telecopier No.: (906) 482-4695

                      With a copy to:

                      Quincy Resources Inc.
                      3619 Janlyn
                      Dallas, Texas 75234
                      Attn: William M. Sheriff
                      Telecopier No.: (775) 248-6646

                       (b)          Inurement. All covenants, conditions, indemnities, limitations and provisions contained in this Agreement apply to, and are binding upon, the parties to this Agreement, their heirs, representatives, successors and assigns.

                       (c)          Implied Covenants. The only implied covenants in this Agreement are those of good faith and fair dealing.

                       (d)          Waiver. No waiver of any provision of this Agreement, or waiver of any breach of this Agreement, shall be effective unless the waiver is in writing and is signed by the party against whom the waiver is claimed. No waiver of any breach shall be deemed to be a waiver of any other subsequent breach.

                       (e)          Modification. No modification, variation or amendment of this Agreement shall be effective unless it is in writing and signed by all parties to this Agreement.

                       (f)          Entire Agreement. This Agreement and the Assignment set forth the entire agreement of the parties with respect to the transactions contemplated herein and supercede any other agreement, representation, warranty or undertaking, written or oral, including that letter agreement dated December 30, 2003 between Newmont and Quincy.

                       (g)          Memorandum. A memorandum of this Agreement in the form attached as Exhibit H shall be recorded in the records of Pershing County, Nevada, promptly after execution of this Agreement. This Agreement shall not be recorded.

                       (h)          Confidentiality of Information; Press Releases. Except for recording the Memorandum pursuant to Section 19(g) above, or any deeds delivered under Section 4 and as otherwise provided in this Section 19(h), the terms and conditions of this Agreement, and all data, reports, records and other information developed or acquired by any party in connection with this Agreement, shall be treated by the parties as confidential, and no party shall reveal or otherwise disclose such information to third parties without the prior written consent of the other party. This restriction shall not apply to disclosures to any Affiliate, to any public or private financing agency or institution, to any securities regulatory authority, to any contractors or subcontractors the parties may engage and to employees or consultants of the parties, or to any third party to which a party contemplates the transfer, sale, assignment, encumbrance or other disposition of their interest in the Newmont Property, or with which a party or its

Affiliate contemplates a merger, amalgamation or other corporate reorganization; provided, however, that any such third party to whom disclosure is made has a legitimate business need to know the disclosed information, and shall first agree in writing to protect the confidential nature of such information at least to the same extent as the parties are obligated under this Section. In the event a party is required to disclose the terms of this Agreement to any federal, state or local government, any court, agency or department thereof, or any stock exchange or securities regulatory authority, the party so required shall immediately notify the other party of such requirement and the proposed form and content of the disclosure. To the extent legally permissible, such notice shall be delivered at least two business days prior to the date of the disclosure. The non-disclosing party shall have the right to review and comment upon the form and content of the disclosure and to object to such disclosure to the entity seeking the information, and to seek confidential treatment of that information by the receiving entity. Before issuing any press release relating to this Agreement or the Newmont Property, the releasing party shall provide the other party three business days advance written notice, with a copy of the proposed release. The releasing party shall make any reasonable changes to the proposed release requested by the other party.

                       (i)          Further Assurances. Each of the parties agrees that it shall take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

                       (j)          Attorneys Fees. In any litigation between the parties to this Agreement or persons claiming under them resulting from, arising out of, or in connection with this Agreement or the construction or enforcement thereof, the substantially prevailing party or parties shall be entitled to recover from the defaulting party or parties, all reasonable costs, expenses, attorneys fees, expert fees, and other costs of suit incurred by it in connection with such litigation, including such costs, expenses and fees incurred prior to the commencement of the litigation, in connection with any appeals, and collecting any final judgment entered therein. If a party or parties substantially prevails on some aspects of such action, but not on others, the court may apportion any award of costs and attorneys fees in such manner as it deems equitable.

                       (k)          Construction. The section and paragraph headings contained in this Agreement are for convenience only, and shall not be used in the construction of this Agreement. The invalidity of any provision of this Agreement shall not affect the enforceability of any other provision of this Agreement.

                       (l)           Currency. All references to dollars herein shall mean United States dollars.

                       (m)         Governing Law. This Agreement shall be governed by, interpreted and enforced in accordance with the laws of the State of Nevada, without regard to that State’s conflicts of laws provisions.

                      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NEWMONT CAPITAL LIMITED

By:	/s/ Britt D. Banks

Name:	Britt D. Banks

Title:	Vice President

QUINCY RESOURCES, INC.

By:	/s/ Daniel T. Farrell

Name:	Daniel T. Farrell

Title:	President